EXHIBIT 10.26

PRIDE INTERNATIONAL, INC.
EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated Effective April 1, 2000)

Second Amendment

Pride International, Inc. (the “Company”), having previously established the Pride International, Inc. Employee Stock Purchase Plan, as amended and restated effective April 1, 2000 (the “Plan”), and having reserved the right under Section 19 thereof to amend the Plan, does hereby amend the Plan, effective as of January 1, 2006, as follows:

1. Section 4 of the Plan is hereby amended by adding “and” at the end of item (i) thereof, by placing “.” in lieu of “; and” at the end of item (ii) thereof, and by deleting item (iii) thereof.

2. The first sentence of Section 8 of the Plan is hereby amended to read as follows:

“Enrollment in the Plan by an Employee on an Enrollment Date will constitute the grant, as of the Grant Date, by the Company to the Participant of the right to purchase shares of Common Stock under the Plan.”

3. Section 9 of the Plan is hereby amended in its entirety to read as follows:

“9.  Purchase of Shares

The right to purchase shares of Common Stock granted by the Company under the Plan is for the term of a Purchase Period. The fair market value of the Common Stock (‘Fair Market Value’) to be purchased during such Purchase Period will be, as of the first trading day of the calendar month of January or such other trading date designated by the Committee (the ‘Grant Date’), (i) if the shares of Common Stock are listed on the New York Stock Exchange, then the final closing sales price per share of Common Stock as reported on New York Stock Exchange Composite Trading Listings, or a similar report selected by the Company, on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if the shares of Common Stock are listed on a national securities exchange other than the New York Stock Exchange, the mean between the highest and lowest sales price per share of Common Stock on the primary such national securities exchange on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (iii) if the shares of Common Stock are not so listed but are quoted in the NASDAQ National Market System, the mean between the highest and lowest sales price per share of Common Stock on the NASDAQ National Market System on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (iv) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by NASDAQ, or, if not reported by NASDAQ, by the National Quotation Bureau, Inc., or (v) if none of the above are applicable, the fair market value of a share of Common Stock as determined in good faith by the Committee. The Fair Market Value of the Common Stock will again be determined in the same manner on the last trading day of the calendar month of December or such other trading date designated by the Committee (the ‘Purchase Date’); however, in no event shall the Committee, in the exercise of its discretion, designate a Purchase Date beyond twenty-seven (27) months from the related Grant Date or otherwise fail to meet the requirements of Section 423(b)(7) of the Code. These dates constitute the date of grant and the date of exercise for valuation purposes of Section 423 of the Code.

As of the Purchase Date, the Committee shall apply the funds then credited to each Participant’s account to the purchase of whole and fractional shares of Common Stock. The cost to the Participant for the shares purchased during a Purchase Period shall be the lower of:

(i) eighty-five percent (85%) of the Fair Market Value of Common Stock on the Grant Date; or

(ii) eighty-five percent (85%) of the Fair Market Value of Common Stock on the Purchase Date.

Certificates evidencing shares purchased shall be delivered to the Custodian or to any other bank or financial institution designated by the Committee for this purpose or delivered to the Participant (if the Participant has notified the Custodian or such other designated bank or financial institution, in the appropriate manner, of his election to receive the certificate) as soon as administratively feasible after the Purchase Date. Notwithstanding the foregoing, Participants shall be treated as the record owners of their shares effective as of the Purchase Date. Shares that are held by the Custodian or any other designated bank or financial institution shall be held in book entry form. If for any reason the purchase of shares with a Participant’s allocations to the Plan exceeds or would exceed the Maximum Share Limitation, such excess amounts shall be refunded to the Participant as soon as practicable after such excess has been determined to exist.

If as of any Purchase Date the shares authorized for purchase under the Plan are exceeded, enrollments shall be reduced proportionately to eliminate the excess. Any funds that cannot be applied to the purchase of shares due to excess enrollment shall be refunded as soon as administratively feasible, including interest determined in accordance with Section 7. The Committee in its discretion may also provide that excess enrollments may be carried over to the next Purchase Period under this Plan or any successor plan according to the regulations set forth under Section 423 of the Code.”

4. Section 10 of the Plan is hereby amended in its entirety to read as follows:

“10.  Withdrawal of Shares and Sale of Shares

(a) Withdrawal of Shares. A Participant may elect to withdraw at any time (without withdrawing from participation in the Plan) whole shares held in his account by giving notice to the Custodian (or other person designated by the Committee) in the appropriate manner. Upon receipt of such notice from the Participant, the Custodian, bank or other financial institution designated by the Committee for this purpose will arrange for the issuance and delivery of such shares held in the Participant’s account as soon as administratively feasible.

(b) Sale of Shares. Notwithstanding anything in the Plan to the contrary, a Participant may sell whole and/or fractional shares which are held in his account by giving notice to the Custodian (or such other person designated by the Committee) in the appropriate manner. Upon receipt of such notice from the Participant, the Custodian, bank or other financial institution designated by the Committee for this purpose will arrange for the sale of such Participant’s shares. Any sale will occur as soon as administratively feasible.”

5. Section 11 of the Plan is hereby amended in its entirety to read as follows:

“11.  Termination of Participation

The right to participate in the Plan terminates immediately when a Participant ceases to be employed by the Company for any reason whatsoever (including death, unpaid disability or when the Participant’s employer ceases to be a Subsidiary) or the Participant otherwise becomes ineligible. Participation also terminates immediately when the Participant voluntarily withdraws his contributions from the Plan. Participation terminates immediately after the Purchase Date if the Participant is not re-enrolled in the Plan for the next Purchase Period or if the Participant has suspended payroll deductions during any Purchase Period and has not re-enrolled in the Plan for the next Purchase Period. As soon as administratively feasible after termination of participation, the Participant or, if applicable, his beneficiary or legal representative, shall be entitled to receive (i) payment of all cash amounts credited to the

Participant’s account, including interest and dividends, if any, determined in accordance with Section 7, (ii) payment of the net proceeds of the sale of fractional shares, if any, held in the Participant’s account, and (iii) a certificate for the number of whole shares held in the Participant’s account to be delivered to the Participant or, if applicable, his beneficiary or legal representative, provided that such Participant, beneficiary or legal representative has given notice, in the appropriate manner, to the Custodian or such other designated bank or financial institution of his election to receive the certificate. Once participation terminates, the Participant’s account will be maintained as a part of the Plan for thirty (30) days thereafter, subject to any agreements between Pride and the Custodian. After the thirty (30) day period expires, the Participant’s account will no longer be considered a part of the Plan. For purposes of the Plan, a Participant is not deemed to have terminated his employment if he transfers employment from Pride to a Subsidiary, or vice versa, or transfers employment between Subsidiaries.”

PRIDE INTERNATIONAL, INC.

By:	/s/ W. Gregory Looser

Name:	W. Gregory Looser
Title:	Senior Vice President, General Counsel and Secretary

ATTEST:

/s/  Brady K. Long
Brady K. Long
Assistant General Counsel

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